Exhibit 99.2

FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KATHLEEN CARDOZA (312) 917-7813 KATHLEEN.CARDOZA@NUVEEN.COM

Nuveen Commodity Funds Declare Monthly Distributions

CHICAGO, May 1, 2014 – Nuveen Investments, a leading global provider of investment services to institutions, as well as individual investors, today announced that the Nuveen Diversified Commodity Fund (NYSE MKT:CFD) and the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) declared regular monthly distributions.

The following dates apply to the distributions for CFD and CTF.

Record Date	May 30, 2014
Ex-Dividend Date	May 28, 2014
Payable Date	June 2, 2014
Reinvest Date	June 2, 2014

			Change From
Ticker	Fund Name	Amount	Previous Month
CFD	Diversified Commodity Fund	$.1300	—
CTF	Long/Short Commodity Total Return Fund	$.1350	(.0200)

The funds intend to make regular monthly distributions to shareholders based on past and projected performance. Among other factors, the funds seek to establish a distribution rate that roughly corresponds to projections by the fund’s manager, Nuveen Commodities Asset Management, of the total return that could reasonably be expected to be generated by the funds over an extended period of time. Investors should not draw any conclusions about a fund’s past or future investment performance from its current distribution rate. As market conditions and portfolio performance may change, the rate of distributions on the shares and the funds’ distribution policy could change.

Because each fund expects to be classified as a partnership for tax purposes, shareholders will be allocated their pro-rata share of the fund’s income, gains, losses, deductions and credits for purposes of computing their tax liability. Fund shareholders will receive a Schedule K-1 which reports their allocable portion of such tax items. An investment in the funds’ shares is subject to investment risk, including the possible loss of the entire amount invested. The funds invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on commodity investments. The funds are commodity pools; they are not mutual funds, closed-end funds, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

This press release is not a solicitation to buy or sell fund shares. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. In total, Nuveen Investments managed approximately $221 billion as of December 31, 2013. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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